EXHIBIT 99.1

            American River Bankshares' 2005 Net Income Increases 58%

Sacramento, CA, January 19, 2006 - American River Bankshares (NASDAQ: AMRB) today reported net income for the year ended December 31, 2005 of $9,184,000, a 57.6% increase from $5,827,000 for the year ended December 31, 2004. Diluted earnings per share increased 35.6% to $1.60 from $1.18 diluted earnings per share one year ago. Also for the year ended December 31, 2005, net interest income increased 36.3% to $26,462,000 from $19,418,000 for the year ended December 31, 2004.

Net income for the fourth quarter of 2005 rose 35.0% to $2,567,000 from $1,901,000 and diluted earnings per share increased 21.6% to $0.45 compared to $0.37 diluted earnings per share for the fourth quarter of 2004. Also for the fourth quarter of 2005, net interest income increased 26.7% to $6,955,000 from $5,489,000 for the fourth quarter of 2004.

"`Consistency Builds Value' has been a core philosophy of American River Bankshares", says David Taber, President and Chief Executive Officer of American River Bankshares. "We set two more records in 2005 with our highest profit ever for the full year and for the fourth quarter." He continued, "While our overall growth was modest, the two key areas where we had the highest growth were commercial loans which increased 16.6% and non-interest bearing deposits which increased 14.4%"

Noninterest income for the fourth quarter of 2005 increased 13.3% to $570,000 from $503,000 recorded in the fourth quarter of 2004 due to increased business as a result of the Bank of Amador merger, specifically a 14.0% increase in service fees and a 23.4% increase in merchant fee income. Noninterest expense increased 22.7% to $3,298,000 from $2,687,000, mainly related to increases in salaries and benefits and premises and equipment as a result of the three offices acquired from the Bank of Amador in the 4th quarter of 2004. Noninterest income for the year ended December 31, 2005 decreased 2.8% to $2,329,000 from $2,395,000 as a result of proceeds received in the second quarter of 2004 from a life insurance policy on a former Company executive in the amount of $552,000. Noninterest expense increased 15.2% to $13,493,000 from $11,713,000 for the year ended December 31, 2004.

Net loans increased $13,104,000 (3.7%) year over year to $365,571,000 from $352,467,000 and loan production hit a record high of $215 million. Real Estate loans outstanding were basically unchanged when comparing year over year. Commercial loans increased 16.6% to end the year at $77,971,000. Other loans increased 13.4% to just over 20 million, the majority of which were in the consumer category mainly centered on home equity lines of credit.

Total deposits increased $25,319,000 (5.3%) at December 31, 2005 to $500,706,000
from $475,387,000 at December 31, 2004. Non-interest bearing deposits increased by 14.4% ending the year at an all time high of $164,397,000. Investment securities increased 7.8% to $171,809,000 from $159,402,000 at December 31, 2004.

Credit quality remains sound, with nonperforming loans and leases at 0.02% of total loans and leases and net chargeoffs for the year ended December 31, 2005 at 0.04% of average loans and leases, remaining below industry averages. Additions to the allowance for loan and lease losses decreased from $895,000 in 2004 to $322,000 in 2005. The provision for loan and lease losses was $50,000 for the fourth quarter of 2005, a decrease from $200,000 for the fourth quarter of 2004. The reserve as a percentage of loans and leases was 1.53% at December 31, 2005, compared to 1.54% at December 31, 2004. The reduced provision for loan and lease losses reflects management's assessment of credit risk for the loan and lease portfolio.

Performance measures continue to be outstanding; in the fourth quarter of 2005, the Return on Average Assets (ROAA) was 1.67%, Return on Average Equity (ROAE) was 16.41%, Return on Average Tangible Equity (ROATE) was 23.15% and the efficiency ratio was 42.21%. For the year ended December 31, 2005, the Company has a ROAA of 1.54%, ROAE of 15.14%, ROATE of 21.64% and an efficiency ratio of 45.16%.

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Fourth Quarter Highlights

o American River Bankshares continues a long history of enhancing shareholder value with its 88th consecutive profitable quarter.

o American River Bankshares increased its quarterly cash dividend 4.9% over the cash dividend paid in the prior quarter and issued a 5% stock dividend in November, continuing a tradition of commitment that includes thirty-two cash dividends since 1992.

o Net interest margin for the quarter ended December 31, 2005 was 5.09% compared to 4.90% for the quarter ended December 31, 2004. Net interest margin for the year ended December 31, 2005 was 4.98% compared to 4.90% for the year ended December 31, 2004.

o American River Bank's five offices in the Greater Sacramento Area and Placer County increased deposits 6.4% to $319,958,000 at December 31, 2005 from $300,798,000 at December 31, 2004. Year over year, loans increased 5.2% to $217,198,000 from $206,499,000.

o North Coast Bank, a division of American River Bank with three offices in Sonoma County, increased deposits 6.3% to $66,984,000 at December 31, 2005 from $62,988,000 as of December 31, 2004. Year over year, loans decreased 2.5% to $71,833,000 from $73,670,000.

o Bank of Amador, a division of American River Bank with three offices in Amador County, experienced a slight decrease in deposits to $114,079,000 at December 31, 2005 from $114,255,000 at December 31, 2004. Year over year, loans increased 5.7% to $82,219,000 from $77,795,000. The fourth quarter of 2005 marks the first full year of partnership with Bank of Amador. The partnership has allowed Bank of Amador to concentrate on their strong community presence and expand their financial offerings, including products such as a home equity line of credit and a personal line of credit. Bank of Amador's specialty in residential construction lending has built on the capabilities of American River Bank.

o American River Bankshares moved into a new corporate headquarters at 3100 Zinfandel Drive in Rancho Cordova. The new office brought together all support staff under one roof and serves as a business branch for American River Bank.

o The American River Bankshares Foundation selected its inaugural grant recipients, awarding a $15,000 grant to each of the following four non-profit organizations: CASA of Sonoma County, Operation Care, Roberts Family Development Center and Sierra Adoption Services. The Foundation is committed to supporting organizations based in the communities in which we do business and that create opportunity, enhance self-esteem, and provide physical and emotional well-being for the most vulnerable women and children.

o American River Bank raised $30,000 from the Bill Young Memorial Charity Golf Classic. Proceeds benefit the Parkinson Association of the Sacramento Region (PASR) and Christmas Promise, a non-profit organization that anonymously answers "Dear Santa" letters from needy children in the Sacramento area.

o North Coast Bank celebrated 15 years of service to the Sonoma community, opening in October 1990 as Windsor Oaks National Bank. North Coast Bank prides itself in maintaining a small-business bank atmosphere, with staff calling clients by name while still being able to offer all the products and services that you'd find at a big bank.

o Ruben Bareng joined American River Bank as Vice President and Commercial Loan Officer. Mr. Bareng has 29 years of industry experience and is responsible for developing new business relationships within the Sacramento/South Placer County region. He is based out of the Bank's Roseville office.

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2005 Year in Review Highlights

o American River Bankshares promoted Douglas E. Tow, Chief Credit Officer, and Kevin B. Bender, Chief Information Officer, to executive vice presidents.

o Don Sager was named head of business banking at American River Bank. Mr. Sager has been with American River Bank for thirteen years and has nearly 30 years of experience in the banking industry.

o American River Bankshares was included as a member in the June launch of the new Russell Microcap(TM) Index by the Russell Investment Group. The new index was created to track the performance of a universe of 2,000 small-cap companies and offers investors a genuine marketplace of microcap stocks in which to identify opportunities.

o Sandler O'Neill identified AMRB as one of thirty-eight all stars in their 2005 Bank and Thrift Sm-All Stars. Each company included in the list delivers nearly two times the level of loan, deposit and earnings growth of the industry over the past twelve months, while simultaneously maintaining pristine credit quality metrics and a return on equity that ranks in the top quartile for the industry.

o U.S. Banker Magazine (July 2005) ranked AMRB as number thirty-five on their "Top 200 Publicly Traded Community Banks" list. The magazine's annual performance ranking includes banks and thrifts with assets under $1 billion and lists each company by three-year average rate of return on equity.

o Wayne Garibaldi was promoted to senior vice president of Bank of Amador. Mr. Garibaldi has been with Bank of Amador since their doors opened in November 1983 and he will continue to serve as branch manager of the Jackson Office.

o The American River Bankshares Foundation contributed $10,000 to the disaster relief effort for Hurricane Katrina. In the wake the disaster, the employees of American River Bankshares, American River Bank, Bank of Amador and North Coast Bank raised over $5,000 for those devastated by the hurricane. The Foundation matched dollar for dollar all donations from employees and their families, with 100% of the $10,000 raised going to the Salvation Army for disaster relief.

o The Healdsburg Office of North Coast Bank completed a $300,000 remodel. The office was remodeled to reflect the relationship-orientated philosophy of the Bank, removing the traditional teller line in favor of a business environment with comfortable seating areas, sit-down client service desks and local artwork.

o Amy J. Wheeler joined American River Bankshares as Vice President and Risk Manager. Ms. Wheeler has 18 years of industry experience and is responsible for company-wide risk management, including internal controls and compliance with Sarbanes-Oxley regulations. Ms. Wheeler is a Certified Regulatory Compliance Manager and a Certified Anti-Money Laundering Specialist.

o Erik A. Lawson, CPA, joined American River Bankshares as Vice President and Controller. Mr. Lawson has 11 years of industry experience and is responsible for overseeing the accounting department, as well as financial and regulatory reporting.

o Georgia Presnell, Secretary at the Point West Office of American River Bank, was selected as Outstanding Older Worker for the State of California by Experience Works, a non-profit organization that supports mature workers. Georgia, who is 86 years old and works 40 hours a week, was selected for her leadership, mentoring and over 30 years of service to a variety of community projects, including the March of Dimes and Soroptimist International.

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

About American River Bankshares
-------------------------------

American River Bankshares [NASDAQ: AMRB] is the parent company of American River Bank ("ARB"), a community business bank serving Sacramento, CA that operates a family of financial services providers, including North Coast Bank [a division of "ARB"] in Sonoma County and Bank of Amador [a division of "ARB"] in Amador County. For more information, please call 916-565-6100 or visit www.amrb.com; www.americanriverbank.com; www.northcoastbank.com; or www.bankofamador.com.


Forward-Looking Statement
-------------------------

In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to various uncertainties and risks that could affect their outcome. The Company's actual results could differ materially from those suggested by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, variances in the actual versus projected growth in assets, return on assets, loan losses, expenses, changes in the interest environment including interest rates charged on loans, earned on securities investments and paid on deposits, competition effects, fee and other non interest income earned, general economic conditions, nationally, regionally, and in the operating market areas of the Company and its subsidiaries, changes in the regulatory environment, changes in business conditions and inflation, changes in securities markets, data processing problems, a decline in real estate values in the Company's market area, the conduct of the war on terrorism, the threat of terrorism or the impact of potential military conflicts and the conduct of war on terrorism by the United States and its allies, as well as other factors. To gain a more complete understanding of the uncertainties and risks involved in the Company's business, this press release should be read in conjunction with the Company's annual report on Form 10-K for the year ended December 31, 2004, and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K.

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

American River Bankshares
Consolidated Balance Sheet (Unaudited)

                                                  December 31       December 31            %
               ASSETS                                2005              2004             Change
                                                 -------------     -------------     -----------
Cash and due from banks                          $  34,825,000     $  28,115,000            23.9%
Federal funds sold                                   1,250,000         7,000,000            82.1%
Interest-bearing deposits in bank                    4,844,000         5,939,000           (18.4%)
Investment securities                              171,809,000       159,402,000             7.8%
Loans and leases:
  Real estate                                      265,995,000       264,321,000             0.6%
  Commercial                                        77,971,000        66,864,000            16.6%
  Lease financing                                    7,967,000         9,994,000           (20.3%)
  Other                                             20,029,000        17,669,000            13.4%
  Deferred loan and lease originations
   fees, net                                          (712,000)         (885,000)          (19.5%)
  Allowance for loan and lease losses               (5,679,000)       (5,496,000)            3.3%
                                                 -----------------------------------------------
     Total loans and leases, net                   365,571,000       352,467,000             3.7%
                                                 -----------------------------------------------
Bank premises and equipment                          2,090,000         1,876,000            11.4%
Accounts receivable servicing receivable, net        2,000,000         2,409,000           (17.0%)
Intangible assets                                   18,032,000        18,329,000            (1.6%)
Accrued interest and other assets                   12,342,000        11,129,000            10.9%
                                                 -----------------------------------------------
                                                 $ 612,763,000     $ 586,666,000             4.4%
                                                 ===============================================

       LIABILITIES & EQUITY

Noninterest-bearing deposits                     $ 164,397,000     $ 143,710,000            14.4%
Interest checking, money market & savings          217,417,000       225,382,000            (3.5%)
Time deposits                                      118,892,000       106,295,000            11.9%
                                                 -----------------------------------------------
     Total deposits                                500,706,000       475,387,000             5.3%
                                                 -----------------------------------------------
Short-term borrowings                               39,386,000        24,457,000            61.0%
Long-term debt                                       4,270,000         9,831,000           (56.6%)
Accrued interest and other liabilities               5,655,000        18,000,000           (68.6%)
                                                 -----------------------------------------------
    Total liabilities                              550,017,000       527,675,000             4.2%
     Total equity                                   62,746,000        58,990,000             6.4%
                                                 -----------------------------------------------
                                                 $ 612,763,000     $ 586,666,000             4.4%
                                                 ===============================================

Nonperforming loans and leases to total
 loans and leases                                         0.02%             0.07%
Net chargeoffs to average loans and leases
 (annualized)                                             0.04%             0.08%
Allowance for loan and lease loss to total
 loans and leases                                         1.53%             1.54%
Leverage Ratio                                            7.66%             8.35%
Tier 1 Risk-Based Capital Ratio                          10.60%             9.65%
Total Risk-Based Capital Ratio                           11.85%            10.90%

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

American River Bankshares
Consolidated Statement of Income (Unaudited)

                                                                                For the year ended
                                    Fourth         Fourth                           December 31
                                    Quarter        Quarter          %        ---------------------------       %
                                      2005           2004         Change        2005            2004         Change
                                  ------------   ------------   ----------   ------------   ------------   ----------
Interest income                   $  8,966,000   $  6,495,000         38.0%  $ 33,213,000   $ 22,636,000         46.7%
Interest expense                     2,011,000      1,006,000         99.9%     6,751,000      3,218,000        109.8%
                                  -----------------------------------------------------------------------------------
Net interest income                  6,955,000      5,489,000         26.7%    26,462,000     19,418,000         36.3%
Provision for loan and lease
 losses                                 50,000        200,000        (75.0%)      322,000        895,000        (64.0%)
Total noninterest income               570,000        503,000         13.3%     2,329,000      2,395,000         (2.8%)
Total noninterest expense            3,298,000      2,687,000         22.7%    13,493,000     11,713,000         15.2%
                                  -----------------------------------------------------------------------------------

Income before taxes                  4,177,000      3,105,000         34.5%    14,976,000      9,205,000         62.7%
Income taxes                         1,610,000      1,204,000         33.7%     5,792,000      3,378,000         71.5%
                                  -----------------------------------------------------------------------------------

Net income                        $  2,567,000   $  1,901,000         35.0%  $  9,184,000   $  5,827,000         57.6%
                                  ===================================================================================

Basic earnings per share          $       0.46   $       0.38         21.1%  $       1.63   $       1.24         31.5%
Diluted earnings per share                0.45           0.37         21.6%          1.60           1.18         35.6%
Average diluted shares
 outstanding                         5,715,231      5,166,123                   5,733,778      4,931,269

Net interest margin as a
 percentage                               5.09%          4.90%                       4.98%          4.90%

Operating Ratios:
Return on average assets                  1.67%          1.51%                       1.54%          1.33%
Return on average equity                 16.41%         16.70%                      15.14%         14.88%
Return on average tangible
 equity                                  23.15%         19.14%                      21.64%         15.48%
Efficiency ratio (fully
 taxable equivalent)                     42.21%         43.96%                      45.16%         53.12%

Earnings per share have been adjusted for a 5% stock dividend distributed in both 2004 and 2005.

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

American River Bankshares
Consolidated Statement of Income (Unaudited)
Trailing Four Quarters

                                         Fourth          Third        Second           First
                                         Quarter        Quarter       Quarter         Quarter
                                           2005           2005          2005            2005
                                       ------------   ------------   ------------   ------------
Interest income                        $  8,966,000   $  8,562,000   $  8,011,000   $  7,674,000
Interest expense                          2,011,000      1,809,000      1,572,000      1,359,000
                                       ---------------------------------------------------------
Net interest income                       6,955,000      6,753,000      6,439,000      6,315,000
Provision for loan and lease
 losses                                      50,000              0         55,000        217,000
Total noninterest income                    570,000        594,000        584,000        581,000
Total noninterest expense                 3,298,000      3,464,000      3,403,000      3,328,000
                                       ---------------------------------------------------------

Income before taxes                       4,177,000      3,883,000      3,565,000      3,351,000
Income taxes                              1,610,000      1,507,000      1,375,000      1,300,000
                                       ---------------------------------------------------------
Net income                             $  2,567,000   $  2,376,000   $  2,190,000   $  2,051,000
                                       =========================================================


Basic earnings per share               $       0.46   $       0.42   $       0.39   $       0.37
Diluted earnings per share                     0.45           0.41           0.38           0.36

Net interest margin as a
 percentage                                    5.09%          4.92%          4.98%          4.96%

Quarterly Operating Ratios:
Return on average assets                       1.67%          1.54%          1.50%          1.43%
Return on average equity                      16.41%         15.32%         14.68%         14.08%
Return on average tangible equity             23.15%         21.74%         21.13%         20.40%
Efficiency ratio (fully tax
 equivalent)                                  42.21%         45.44%         46.69%         47.75%

Earnings per share have been adjusted for a 5% stock dividend distributed in 2005.

                                      # # #

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